Exhibit 10.1

LIMITED WAIVER, JOINDER AND FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT
This Limited Waiver, Joinder and First Amendment to Loan and Security Agreement (the “First Amendment”) is made as of this 21st day of March, 2018, by and among:
 SANTANDER BANK, N.A., a national bank having a place of business at 28 State Street, Boston, Massachusetts 02109 (the “Lender”);
JANEL GROUP, INC., a New York corporation (“Janel”), PCL TRANSPORT, LLC, a New Jersey limited liability company (“PCL”), JANEL ALPHA GP, LLC, a Delaware limited liability company (“Alpha”), W.J. BYRNES & CO., INC., a California corporation (“Byrnes”), LIBERTY INTERNATIONAL, INC., a Rhode Island corporation (“Liberty”), THE JANEL GROUP OF GEORGIA, INC., a Georgia corporation (“Georgia”, and together with Janel, PCL, Alpha, Byrnes, and Liberty, individually and collectively, and jointly and severally referred to herein as “Borrower”);
JANEL CORPORATION, a Nevada corporation (“Parent”), as a Loan Party Obligor (as defined herein); and
AVES LABS, INC., an Oregon corporation (“New Loan Party Obligor”), in consideration of the mutual covenants herein contained and benefits to be derived herefrom.
W I T N E S S E T H:
WHEREAS, the Existing Borrower, the Parent and the Lender entered into that certain Loan and Security Agreement dated as of October 17, 2017 (as amended and in effect, the “Agreement”);
WHEREAS, the Loan Parties have requested that the Lender waive on a limited basis, and modify and amend, certain terms and conditions of the Agreement; and
WHEREAS, in connection therewith, among other things, the New Loan Party Obligor desires to become a party to and to be bound by the terms of the Agreement and the other Loan Documents and to become a Loan Party Obligor (but not a Borrower) in the same capacity and to the same extent as the existing Loan Party Obligors thereunder and, in connection therewith, the parties desire to amend the Agreement as set forth herein; and
WHEREAS, the Lender has agreed to waive on a limited basis, and modify and amend, certain terms and conditions of the Agreement, all as provided for herein.
NOW, THEREFORE, it is hereby agreed among the parties hereto as follows:
1.	Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.
2.	Amendments to Agreement.

a.	Schedule B of the Agreement (Definitions) is hereby amended as follows:
i.	By inserting the following new definitions in their correct alphabetical order:
A)	“Aves” means Aves Labs, Inc., an Oregon corporation.
B)	“Aves Acquisition” means the acquisition by the Parent of the Aves Shares in accordance with the provisions of this Agreement and the Aves Acquisition Documentation.
C)
“Aves Acquisition Documentation” means that certain Stock Purchase Agreement dated as of February 28, 2018 by and among the Parent, as “Purchaser” and each of Fazilah Adam and Gary Ciment, collectively, as “Sellers” together with any other documents executed and delivered in connection therewith.

D)	“Aves Shares” means the terms “Shares” as defined in the Aves Acquisition Documentation.
E)
“First Amendment” means that certain Limited Waiver, Joinder and First Amendment to Loan and Security Agreement dated as of the First Amendment Effective Date by and among the Lender and the Borrowers, Aves, and the Parent.

F)	“First Amendment Effective Date” means March 21, 2018.
G)
“First Amendment Distribution” means a cash distribution made by Janel to the Parent during the First Amendment Distribution Period, subject to the provisions of the First Amendment and the Agreement, in the amount not to exceed Two Million and 00/100 Dollars ($2,000,000).

H)	“First Amendment Distribution Period” means the period commencing on March 5, 2018 and ending at 3 p.m. Boston time on March 30, 2018.”
ii.	The following definitions are hereby amended as follows:
A)	The definition of “CMLTD” is hereby amended by inserting the following provision at the end thereof:
“Notwithstanding the foregoing, for purposes of calculating CMLTD for the period (i) beginning with fiscal quarter ending December 31, 2017 and (ii) ending with fiscal quarter ending September 30, 2018, CMLTD shall not include any payments on account of “seller indebtedness” paid pursuant to the Alpha/PCL Acquisition.”

B)	Each of the definitions of “Debt Service Coverage Ratio” and “Debt Service Coverage Ratio (Borrower Group)” is hereby amended by inserting the following provision at the end thereof:
“Notwithstanding the foregoing subclause (i), the First Amendment Distribution will not be subtracted from EBITDA.”
b.	Section 5.23 of the Agreement (Parent) is hereby amended by inserting the following provision at the end thereof:
“Notwithstanding the foregoing, on February 28, 2018, the Parent may acquire all of the Aves Shares in accordance with the provisions of the Aves Acquisition Documentation and this Agreement utilizing the proceeds of the First Amendment Distribution.”
c.	Section 5.27 of the Agreement (Negative Covenants) is hereby amended as follows:
i.	Subclause (e) is hereby deleted in its entirety and the following is substituted in its stead:
“(e) make any loans to or investments in any Affiliate or other Person in the form of money or other assets, provided, that:
(i) Borrower may make loans and investments in its wholly-owned domestic Subsidiaries that are Loan Party Obligors;
(ii) Parent may make investments in (A) Borrower, (B) INDCO, and (C) those loans or investments permitted by subclauses (i), (ii), or (iii) of Section 5.23 above; provided that such loans or investments as to (B) and (C) are not funded directly or indirectly with the proceeds of any Revolving Loan;
(iii) Parent may make an investment in Aves utilizing the proceeds of the First Amendment Distribution; provided that any future loans or investments in Aves by Parent shall not be funded directly or indirectly with the proceeds of any Revolving Loan; and
(iv) Borrower (other than Aves) may make loans and investments in Aves in an aggregate amount not to exceed $250,000 at any time, provided that at the time of any such loan and investment, no Event of Default exists or would result therefrom.”

ii.	Subclause (f) is hereby deleted in its entirety and the following substituted in its stead:
“(f) incur any Indebtedness other than (i) the Obligations, (ii) Permitted Indebtedness, (iii) other Indebtedness which is unsecured and does not exceed $250,000 in the aggregate at any one time, and (iv) as to Aves only, at the request of the Parent, and so long as no Event of Default then exists or would result therefrom (including, without limitation, no breach of the Minimum Debt Service Coverage Ratio), Indebtedness incurred by Aves from an institutional lender to finance the working capital needs of Aves on terms and conditions satisfactory to the Lender (and in connection therewith Lender would  agree to release its continuing security interest and Lien on the assets of Aves).”
iii.	Subclause (i) is hereby deleted in its entirety and the following substituted in its stead:
“(i) (a) pay or declare any dividends or distributions on any Loan Party’s stock or other equity interest except for Permitted Dividends, and
(b) pay or declare the First Amendment Dividend, unless the following conditions are satisfied: (i) such payment is made during the First Amendment Distribution Period to the Parent (which payment may be in one or more installments during such period) to fund a portion of the Aves Acquisition, (ii) notwithstanding the fact that all of the Dividend Payment Conditions have not been satisfied, (A) no Default or Event of Default shall exist immediately before and after giving effect to any such payment, and (B) for the thirty (30) consecutive day period immediately preceding any such payment and for the thirty (30) consecutive day period immediately following any such payment, Excess Availability is not less than $1,000,000.”
iv.	Subclause (m) is hereby amended by deleting the following text:
“(except as to Parent as to which the foregoing shall not apply)”
and substituting the following in its stead:
“(except (i) as to Parent as to which the foregoing shall not apply, and (ii) as to Aves, as to which the foregoing shall not apply as Aves is in the business of producing high-affinity custom chicken antibodies)”
d.	Schedule A (Description of Terms) is hereby amended as follows:
i.	by deleting the reference to “$10,000,000” in row 1 a) thereof (Maximum Revolving Facility Amount), and substituting “$11,000,000” in its stead;
ii.	by deleting the reference to “$1,500,000” in row 1 c) thereof (Foreign Accounts Sublimit), and substituting “$2,000,000” in its stead.

e.	Disclosure Schedule is hereby amended as follows:
i.	Paragraph 3 (Deposit Accounts/Other Accounts) is hereby amended by inserting the following rows at the end thereof:
Aves Labs, Inc.	Bank of America, N.A.	xxxx 1636
Aves Labs, Inc.	Bank of America, N.A.	xxxx 4949	Savings account

ii.	Paragraph 5 (Insurance) is hereby amended by inserting the following at the end thereof:
“The Cincinnati Insurance Company- Auto Policy”
The Cincinnati Specialty Underwriters Insurance Company- General Business Liability Policy”
SAIFCorporation- Worker’s Compensation Policy”
f.	Additional Representations, Warranties and Covenants Regarding Aves Acquisition.
In addition to the representations, warranties and covenants set forth in Article 5 of the Agreement, the Loan Party Obligors make the following representations, warranties and covenants as of the First Amendment Effective Date with respect to the Aves Acquisition, which representations, warranties and covenants are made on the terms and conditions set forth in the preamble paragraph of Article 5:
(i) The First Amendment Distribution shall only be used to fund a portion of the Aves Acquisition.
(ii) The Parent shall have the sole obligation to pay the Earnout Consideration (as defined in the Aves Acquisition Documents) and no other Loan Party Obligor shall have any obligation therefor.  For avoidance of doubt, the Earnout Consideration shall not be paid with proceeds of a Revolving Loan.
(iii) Loan Party Obligors shall have delivered to Lender a complete and correct copy of the Aves Acquisition Documents by not later than March 16, 2018, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the Aves Acquisition Documents has been duly authorized by all necessary action on the part of Parent.  Each Aves Acquisition Document is the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.  Parent is not in default in the performance or compliance with any provisions thereof.  All representations and warranties made by Parent in the Aves Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To Parent’s knowledge, none of the Seller’s representations or warranties in the Aves Acquisition Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Effect.

(iv) No Default or Event of Default exists as of the First Amendment Effective Date (other than the Stated Event of Default, defined below) or would arise from the consummation of such Aves Acquisition;
(v) The business acquired in connection with such Aves Acquisition is (A) located in the United States, (B) organized under the laws of any state of the United States or the District of Columbia, and (C) Aves is engaged in the business of producing high-affinity custom chicken antibodies;
(vi) After giving effect to the Aves Acquisition and this First Amendment, Parent will own, directly, 100% of the equity interests Aves and shall control all of the voting interests or shall otherwise control the governance of Aves, will have good title to the assets acquired pursuant to the Aves Acquisition Agreement, free and clear of all Liens other than Permitted Liens, and Lender shall have a first priority Lien in all of the assets of Aves, subject to Permitted Liens;
(vii) Such Aves Acquisition has been approved by the board of directors of Aves and such board of directors has not announced that it will oppose such Aves Acquisition or has not commenced any action which alleges that such Aves Acquisition shall violate applicable law;
(viii) The Loan Party Obligors have furnished the Lender with historic financial statements of Aves, pro forma projected financial statements of Aves for 2018, and such other information as the Lender may reasonably require, all of which shall be reasonably satisfactory to the Agent.
(v) The Aves Acquisition has been consummated in all material respects, in accordance with all applicable laws and this Agreement and all requisite approvals by Governmental Authorities having jurisdiction over the Parent and Aves and, to Parent’s knowledge, the Seller, with respect to the Aves Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lender.
3.
Limited Waivers.  The Loan Party Obligors have requested that the Lender provide the following limited waivers (the “Limited Waivers”) and amend the Agreement to reflect the same, and the Lender has agreed to provide such Limited Waivers and amend the Agreement to reflect the same, but only on the terms and conditions set forth herein:

a.
The Loan Party Obligors warrant and represent to the Lender that the Borrower has breached Section 5.15(d) of the Agreement (Quarterly Financial Statements) for the fiscal quarter ending December 31, 2017 (the “Stated Event of Default”).  Upon the effectiveness of this First Amendment, the Lender hereby waives the Stated Event of Default provided that such Quarterly Financial Statement for fiscal quarter ending December 31, 2017 is delivered to the Lender by no later than May 31, 2018.  The waiver of the Stated Event of Default is a one-time waiver only, which relates solely with the Borrower’s failure to comply with Section 5.15(d) for the fiscal quarter ending December 31, 2017 and shall not be deemed to constitute an agreement by the Lender to waive any future Events of Default.  Further, nothing contained herein shall be deemed to constitute a waiver of any other Events of Default which may exist as of the date hereof.

b.
Pursuant to Section 5.23 of the Agreement, among other things, the Parent is prohibited from utilizing (directly or indirectly) proceeds of the Revolving Loans to finance acquisitions.  Notwithstanding the foregoing, the Loan Party Obligors have requested that the Lender waive the provisions of Section 5.23 that prohibit the Parent from using proceeds of the Revolving Loan to finance a portion of the Aves Acquisition.  Upon the effectiveness of this First Amendment, the Lender hereby waives the provisions of Section 5.23, retroactive to March 5, 2018, that prohibit the Parent from using proceeds of the Revolving Loan to finance a portion of the Aves Acquisition.  The waiver of the foregoing provisions of Section 5.23 is a one-time waiver only, which relates solely to the Aves Acquisition and shall not be deemed to constitute an agreement by the Lender to waive the provisions of Section 5.23 (or any other provision of the Agreement) in the future.

c.
Pursuant to Section 5.27(i) of the Agreement, the Loan Party Obligors are prohibited from paying or declaring any dividends or distributions on any Loan Party’s stock or other equity interest except for Permitted Dividends. The First Amendment Distribution is not a Permitted Dividend.  Notwithstanding the foregoing, the Loan Party Obligors have requested that the Lender waive the provisions of Section 5.27(i) that prohibit the Borrower from making the First Amendment Distribution, and allow the Borrower to make the First Amendment Distribution to the Parent so that the Parent may utilize the proceeds of the First Amendment Distribution to finance a portion of the Aves Acquisition. Upon the effectiveness of this First Amendment, the Lender hereby waives the provisions of Section 5.27(i), retroactive to March 5, 2018, that prohibit the Borrower from making the First Amendment Distribution.  The waiver of the foregoing provisions of Section 5.27(i) is a one-time waiver only, which relates solely to the First Amendment Distribution and the Aves Acquisition and shall not be deemed to constitute an agreement by the Lender to waive the provisions of Section 5.27(i) (or any other provision of the Agreement) in the future.

4.
Joinder and Assumption of Obligations.  As of the First Amendment Effective Date, the New Loan Party Obligor hereby acknowledges that it has received and reviewed a copy of the Agreement and the other Loan Documents, and hereby:

a.
joins in the execution of, and becomes a party to, the Agreement and the other Loan Documents as a Loan Party Obligor thereunder (for avoidance of doubt, but not as a Borrower), as indicated with its signature below;

b.
covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments of a Loan Party Obligor under the Agreement and the other Loan Documents as of the date hereof (other than covenants, agreements, liabilities and acknowledgments that relate solely to an earlier date), in each case, with the same force and effect as if such New Loan Party Obligor was a signatory to the Agreement and the other Loan Documents and was expressly named as a Loan Party Obligor therein;

c.
makes all representations, warranties, and other statements of a Loan Party Obligor under the Agreement and the other Loan Documents, as of the date hereof (other than representations, warranties and other statements that relate solely to an earlier date), in each case, with the same force and effect as if such New Loan Party Obligor was a signatory to the Agreement and the other Loan Documents and was expressly named as a Loan Party Obligor therein;

d.	assumes and agrees to perform all applicable duties and Obligations of a Loan Party Obligor under the Agreement and the other Loan Documents; and
e.	without limiting the provisions of subparagraph a above, New Loan Party Obligor hereby agrees as follows:
To secure the full payment and performance of all of the Obligations, New Loan Party Obligor hereby assigns to Lender and grants to Lender a continuing security interest in all property of such New Loan Party Obligor, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (i) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such New Loan Party Obligor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such New Loan Party Obligor; (ii) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (v) all Investment Property, including all rights, privileges, authority, and powers of such New Loan Party Obligor as an owner or as a holder of Pledged Equity, including all economic rights, all control rights, authority and powers, and all status rights of such New Loan Party Obligor as a member, equity holder or shareholder, as applicable, of each Issuer; (vi) all Deposit Accounts, bank accounts, deposits and cash; (vii) all Letter-of-Credit Rights; (viii) all Commercial Tort Claims; (ix) all Supporting Obligations; (x) any other property of such New Loan Party Obligor now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or Subsidiary of Lender or any Participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (xi) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of such New Loan Party Obligor’s books and records relating to any of the foregoing and to such New Loan Party Obligor’s business.

5.
Ratification of Loan Documents/Waiver.  Except as provided for herein, all terms and conditions of the Agreement or the other Loan Documents remain in full force and effect.  Each Loan Party Obligor each hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein and acknowledges and agrees that the Obligations, as amended hereby, are and continue to be secured by the Collateral.  Each Loan Party Obligor acknowledges and agrees that each such Loan Party Obligor does not have any offsets, defenses, or counterclaims against the Lender arising out of the Agreement or the other Loan Documents, and to the extent that any such offsets, defenses, or counterclaims arising out of the Agreement or the other Loan Documents may exist, each such Loan Party Obligor hereby WAIVES and RELEASES the Lender therefrom.

6.	Conditions to Effectiveness. This First Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Lender:
a.	This First Amendment shall have been duly executed and delivered by the respective parties hereto and, shall be in full force and effect and shall be in form and substance satisfactory to the Lender.
b.	New Loan Party Obligor and the other Loan Party Obligors shall have executed and delivered such documents and agreements set forth on the Closing Checklist as required by Lender.
c.	The Borrower shall have paid to the Lender all other fees and expenses then due and owing pursuant to the Agreement and this First Amendment.
d.	The Aves Acquisition shall occur contemporaneously with the execution and delivery of this First Amendment.
7.	Miscellaneous.
a.
This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

b.	The provisions of Section 10.15 (Governing Law) and 10.16 (Consent to Jurisdiction; Waiver of Jury Trial) are specifically incorporated herein by reference.
c.
This First Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

d.
Any determination that any provision of this First Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this First Amendment.

e.
The Borrower shall pay on demand all costs and expenses of the Lender, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this First Amendment.

f.
The Loan Party Obligors each warrants and represents that such Person has consulted with independent legal counsel of such Person’s selection in connection with this First Amendment and is not relying on any representations or warranties of the Lender or its counsel in entering into this First Amendment.

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IN WITNESS WHEREOF, the parties have hereunto caused this First Amendment to be executed and their seals to be hereto affixed as of the date first above written.

LENDER

Witnessed by:	SANTANDER BANK, N.A.

/s/ John Nuzzo	By:	/s/ Pierre A. Desbiens
Print Name: John Nuzzo	Name: Pierre A. Desbiens
Its: SVP

/s/ John Nuzzo	By:	/s/ Jeffrey G. Millman
Print Name: John Nuzzo	Name: Jeffrey G. Millman
Its: Regional Credit Manager

BORROWER

Witnessed by:	JANEL GROUP, INC., a New York corporation

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: Vice President

Witnessed by:	PCL TRANSPORT, LLC, a New Jersey limited liability company

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: Vice President

Witnessed by:	JANEL ALPHA GP, LLC, a Delaware limited liability company

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: Vice President

Witnessed by:	W.J. BYRNES & CO., INC., a California corporation

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: Vice President

Witnessed by:	LIBERTY INTERNATIONAL, INC., a Rhode Island corporation

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: Vice President

Witnessed by:	THE JANEL GROUP OF GEORGIA, INC., a Georgia corporation

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: Vice President

LOAN PARTY OBLIGORS

Witnessed by:	JANEL CORPORATION, a Nevada corporation

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: President

Witnessed by:	AVES LABS, INC., an Oregon corporation

/s/ Vincent Verde	By:	/s/ Brendan J. Killackey
Print Name: Vincent Verde	Name: Brendan J. Killackey
Its: President